Exhibit 11.1

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www.abdisheikh.com	cpa@abdisheikh.com

Mr. Jonathan Sabo, Esq.

Crowdfunding Lawyers

101 S. Woodrow Ln., STE 101

Denton, Texas 76205

March 31, 2026

Mr. Sabo:

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated September 8, 2025, of Gratus Reserve II, LLC related to the audit of the financial statements as of August 31, 2025, and the inception-to-date period then ended and the reference to our firm under the caption “Experts” in the Offering Statement.

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated September 8, 2025 relating to the financial statements of Gratus Reserve II, LLC as of August 31, 2025, and inception-to-date period then ended. We also consent to the reference to our firm under the caption “Experts”.

Abdi Sheikh-Ali, CPA, PLLC Allen, Texas